Exhibit 10.6.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Executive Employment Agreement (the “Amendment”) by and between Standard Parking Corporation, a Delaware corporation (the “Company”) and James A. Wilhelm (the “Executive”) is made as of the 25th day of January, 2012.

RECITALS

A. The Company currently employs the Executive pursuant to that certain Amended and Restated Executive Employment Agreement dated as of January 28, 2009 (the “Agreement”).

B. The parties desire to continue Executive’s employment with the Company and to clarify certain of their respective rights and obligations as more fully provided below.

NOW, THEREFORE, in consideration of (i) the Recitals, (ii) the mutual covenants and agreements herein contained, and (iii) the sum of Ten Dollars ($10.00) in hand paid to Executive, the receipt and sufficiency of which consideration the parties expressly acknowledge, the Company and Executive hereby agree as follows:

1. Rights Regarding Life Insurance Policies. The provisions of subparagraph 5(e) are hereby modified as follows:

a.	The first sentence of subparagraph 5(e)(i) is hereby modified to read, in its entirety as so modified, as follows:

“(i) If Executive dies before attaining age 58 while still employed by the Company and prior to his acquiring ownership of the life insurance policies currently owned by the Company and identified on Exhibit B attached hereto (any one, a “Policy”, collectively, the “Policies”) pursuant to the provisions of subsections (iii), (iv) or (v) below of this subparagraph 5(e), then the Company shall pay to Executive’s designated beneficiary (or to his estate if there is no named beneficiary), an amount equal to the full death benefits payable under all of the Policies less an amount (the “Reduction Amount”) equal to the greater of (x) the Guaranteed Cash Value (as defined below) of the Policies immediately preceding Executive’s date of death, or (y) the aggregate amount of premiums or other sums paid by the Company in connection with the maintenance of the Policies from their respective issue dates.”

b.	Subparagraph 5(e)(ii) is hereby modified to read, in its entirety as so modified, as follows:

“(ii) If Executive’s employment with the Company continues until Executive attains age 58 and Executive thereafter dies without having acquired ownership of the Policies as provided in subsections (iii), (iv) or (v) below of this subparagraph 5(e), then the Company shall pay to Executive’s designated beneficiary (or to his estate if there is no named beneficiary), an amount equal to the full death benefits payable under all Policies, without application of any Reduction Amount.”

c.	The first sentence of subparagraph 5(e)(iv) is hereby modified to read, in its entirety as so modified, as follows:

“(iv) If Executive’s employment is terminated at any time by reason of Executive’s Disability, Executive may elect (x) to receive from the Company, at no direct cost to Executive, an unconditional assignment (the “Assignment”) of 100% of the Company’s ownership interest in all (and not less than all) of the Policies (the “Assignment Option”), or (y) to continue to have the Company maintain the Policies at no cost to Executive (the “Maintenance Option”).”

d. The fifth sentence of subparagraph 5(e)(iv) is hereby modified to read, in its entirety as so modified, as follows:

“From and after the time of any Assignment, the Company shall be deemed forever released and discharged from any and all obligations of every kind that it may otherwise have had to Executive by reason of the Deferred Compensation Agreement, which thereupon shall be null and void and of no further force or effect.”

e. The sixth sentence of subparagraph 5(e)(v) is hereby modified to read, in its entirety as so modified, as follows:

“From and after the time of any Assignment, the Company shall be deemed forever released and discharged from any and all obligations of every kind that it may otherwise have had to Executive by reason of the Deferred Compensation Agreement, which thereupon shall be null and void and of no further force or effect.”

2. Certain Additional Rights of Executive. Subparagraph 5(f) is hereby modified to read, in its entirety as so modified, as follows:

“(f) Certain Additional Rights of Executive. If Executive’s employment with the Company continues until Executive attains the age of 58, the Company agrees as follows:

(i)	The Company shall continue to pay in a timely fashion all annual premiums due with respect to the Policies until the first to occur of Executive’s death or the date on which Executive attains the age of 65, without regard to whether Executive previously has exercised his rights to acquire the Policies pursuant to subparagraph 5(e) above; provided, however, that the Company shall be obligated to pay any and all additional premiums as may be required after Executive attains the age of 65 up until Executive attains the age of 80 in order to prevent the Policies from lapsing.

(ii)	Until such time as Executive attains the age of 80, the Company shall not surrender the Policies or take any loans or otherwise withdraw any cash value from the Policies; provided, however, that for so long as Executive survives between the ages of 65 and 80, the Company shall be entitled to take annual loans or otherwise withdraw cash value from the Policies in an amount not to exceed One Hundred Twelve Thousand Five Hundred Dollars ($112,500) per year.

(iii)	Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligations of any kind with respect to the Policies from and after the time Executive attains the age of 80 (whether regarding the payment of premiums or otherwise), at which time the Company, if Executive shall not previously have exercised his rights to acquire the Policies pursuant to subparagraph 5(e) above, may exercise any and all rights of ownership with respect to the Policies as it in its sole and unfettered discretion may elect.

(iv)	Until such time as Executive attains the age of 65, the Company shall provide, and pay 100% of the cost of, medical and dental insurance coverage for Executive and his spouse at the same coverage levels that were in effect for them on the date on which Executive’s employment terminated.

Executive’s rights pursuant to this subparagraph 5(f) are in addition to any and all other rights that Executive may have pursuant to all other terms and provisions of this Agreement. Executive agrees that the Company’s obligations pursuant to the provisions of this subparagraph 5(f) shall terminate if Executive’s employment should at any time be terminated for Cause.”

3. Ratification and Confirmation. Except to the extent expressly modified above, all of the remaining provisions of the Agreement are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the day and year first written above.

STANDARD PARKING CORPORATION, a Delaware corporation		EXECUTIVE:

By:	/s/ ROBERT S. ROATH	/s/ JAMES A. WILHELM
	Robert S. Roath	James A. Wilhelm
Chairman of the Board Of Directors

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